Exhibit 99.1

CallidusCloud Reports Record Q1 Revenue of
$39.7 Million; 37% Year-Over-Year Increase in SaaS
Revenue

DUBLIN, Calif., April 30, 2015— Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, today announced financial results for the first quarter ended March 31, 2015.

"I was pleased with our focus on execution in Q1. In a busy quarter when we moved our headquarters and conducted a successful secondary offering we achieved record revenues and record recurring revenues. We beat both our cloud revenue growth percentage and total revenue guidance. Our priorities for the remainder of 2015 are to continue to grow the cloud business at 35% and to make money,” said Leslie Stretch, president and CEO of CallidusCloud.

Financial Highlights for the First Quarter 2015
Total revenue was $39.7 million for the first quarter, an increase of 28%. Total recurring revenue was $28.9 million, which includes SaaS revenue of $25.0 million and maintenance revenue of $3.9 million. SaaS revenue increased 37% over the same quarter in the prior year, benefiting from the continued success in our Lead to-Money solution, and the Clicktools acquisition in the third quarter of 2014. Services and license revenue was $10.9 million, consisting of $10.3 million in services revenue and $0.6 million in license revenue.  Services and license revenue increased 24% compared to the same quarter in the prior year. Cash and short-term investments were $101.3 million, including $64.4 million in net proceeds from the March 2015 secondary offering.

GAAP Performance
•	Recurring revenue gross margin was 71%, compared to 67% for the same quarter in the prior year.

•	Operating loss was $3.6 million compared to $2.1 million for the same quarter in the prior year.

•	Net loss was $4.0 million, or ($0.08) on a per share basis, compared to a net loss of $2.5 million, or ($0.05) per share, for the same quarter in the prior year.

•	Cash from operations was $8 million in the current quarter compared to $5.5 million cash from operations for the same quarter in the prior year.

Non-GAAP Performance
The following non-GAAP measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•	Recurring revenue gross margin was 74%, compared to 71% for the same quarter in the prior year.

•	Operating income was $2.5 million compared to $1.5 million for the same quarter in the prior year.

•	Net income was $2.0 million, or $0.04 per fully diluted share, compared to $1.3 million, or $0.03 per fully diluted share for the same quarter in the prior year.

Business Highlights for the First Quarter 2015

●
Leading research analyst, Gartner Inc. published its Magic Quadrant review of the Sales Performance Management market. For the second year in a row CallidusCloud was positioned the furthest for completeness of vision and ability to execute in the ‘Leaders’ quadrant.

●
CallidusCloud was selected as a finalist in two categories in the prestigious SIIA CODIE awards. The Litmos mobile learning solution is a finalist in the ‘Best K-12 Course or Learning Management Solution’ and ‘Best Corporate Learning/Workforce Development Solution’ categories.

●	CallidusCloud completed a secondary public offering of 5.3 million shares significantly strengthening the balance sheet and bringing new investors into the stock.

●
CallidusCloud announced a star-studded lineup for its C3 customer conference at the Wynn Hotel, Las Vegas, May 11th – 13th. Celebrity keynotes including, ‘Lone Survivor’ Marcus Luttrell and author and data scientist David McCandless will be joined by thought leaders from the analyst, customers and partner communities. The conference will be focused on the role of the incentives, feedback and predictive analysis on the customer journey.

●
CallidusCloud moved to new headquarters in Dublin, California. The new office provides a state of the art environment to host customers and prospects as well creating an inspiring work environment for staff.

Financial Outlook for 2015 – Second Quarter and Full Year
For the second quarter of 2015, the Company expects total revenue to be between $40.4 million and $41.4 million. GAAP operating loss is expected to be between $3 million and $3.8 million with GAAP net loss per share between ($0.06) to ($0.08). Non-GAAP operating income is expected to be between $2.0 million and $3.0 million with non-GAAP income per diluted share between $0.03 and $0.05.

For the full year of 2015, the Company is increasing previous revenue guidance to the range of $162.0 million to $167.0 million. GAAP operating loss is expected to be between $5.5 million and $8 million with GAAP net loss per share between ($0.19) to ($0.23). Non-GAAP operating income is expected to be between $14.5 million and $16.5 million with non-GAAP income per diluted share between $0.21 and $0.25.  The change in non-GAAP income per diluted share is due to the effect of the secondary offering of shares completed in March 2015.

Conference Call

In conjunction with this announcement CallidusCloud will host a conference call at 1:30 p.m. Pacific Daylight Time (PDT) today to discuss the first quarter and outlook for the second quarter 2015 and full year 2015. The conference call will be available via live webcast at the Investor Relations section of CallidusCloud’s website.

Webcast site: http://www.calliduscloud.com/about-us/investor-relations
Dial-in: 866-515-2913 (International callers: 617-399-5127)
Passcode: 84863198
Replay information: A webcast replay will be available on the Investor Relations section of our website under Calendar of Events.

For more information, please visit: http://www.calliduscloud.com/about-us/investor-relations/

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud based sales, marketing and learning solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation – driving bigger deals, faster. Over 3,800 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

For more information, please visit www.calliduscloud.com.

Non-GAAP Financial Measures

In this release, CallidusCloud has provided additional financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP gross margin, non-GAAP recurring revenue gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP net income per diluted share. CallidusCloud uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors as a supplement to GAAP measures in evaluating CallidusCloud’s operating performance. CallidusCloud believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in CallidusCloud’s industry, many of which present non-GAAP financial measures that may resemble our non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Our non-GAAP measures reflect adjustments based on the following items:

Stock-based compensation expense: We have excluded the effect of stock-based compensation expense from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe the exclusion of stock-based compensation expense provides a useful comparison of our operating results to our peers.

Restructuring and other expense: We have excluded the effect of restructuring and other expense from our non-GAAP operating expenses, operating income, net income and net income per diluted share. Restructuring and other expense consists of employee severance, facility exit costs and incremental depreciation expense as a result of the change in the estimated useful life of assets abandoned. We feel it is useful to investors to understand the effects of these items on our financial results.

Patent litigation and settlement costs and patent litigation estimates: We have excluded the effect of patent infringement and litigation defense costs, settlement costs and patent litigation estimates from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe patent defense costs and settlement costs and patent litigation estimates are not indicative of our ongoing business operations, and are inconsistent in amount and frequency; as such we exclude patent litigation defense costs during our evaluation of our business performance.

Convertible note interest expense, conversion costs and amortization of convertible note issuance costs: We have excluded the costs of convertible note interest expense, redemption inducement and issuance costs from our non-GAAP net income and net income per diluted share. We believe that these costs are not indicative of our continuing operations or meaningful in evaluating current versus past business results.

Amortization and gain on sale of acquired intangible assets: We have excluded the effect of amortization and gain on sale of acquired intangibles which include developed technology, customer relationships, trade names, domain names, patents and licenses from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, other income and expense, net income and net income per diluted share. Amortization and gain on sale of acquired intangibles are significantly affected by timing, and as such, can be inconsistent in amount and nature.

Acquisition-Related Costs: We have excluded the costs related to acquisitions from our non-GAAP operating expenses, operating income, net income and net income per diluted share. These costs include legal and transactional costs associated with acquisition activities that we would not have otherwise incurred in the periods presented as part of our continuing operations. We believe the exclusion of acquisition-related costs provides a useful comparison of our operating results to our peers.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including for example discussion of our commercial prospects, estimates of future revenues, operating income/loss and expenses, earnings per share, stock-based compensation expenses, amortization of acquired intangible assets, restructuring expenses, and patent litigation costs and estimates reflect management’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, relative growth of our recurring revenue, potential decreases in customer spending, uncertainty regarding purchasing trends in the cloud software market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, our ability to develop new products and services, increased competition or new entrants in the marketplace, potential impact of acquisitions and investments, changes in staffing levels, and other risks detailed in periodic reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K which may be obtained by contacting CallidusCloud’s Investor Relations department at 415-445-3238, or from the Investor Relations section of CallidusCloud’s website (http://www.calliduscloud.com/about-us/investor-relations/). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

©2015. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft , ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, Clicktools, Surve and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact
Ed Keaney
Market Street Partners
(415) 445-3238
cald@marketstreetpartners.com

CALLIDUS SOFTWARE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except for percentages and per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Recurring	$28,893	$22,250
Services and license	10,852	8,727
Total revenue	39,745	30,977
Cost of revenue:
Recurring	8,358	7,288
Services and license	7,661	5,110
Total cost of revenue	16,019	12,398
Gross profit	23,726	18,579

Operating expenses:
Sales and marketing	13,726	10,727
Research and development	6,038	4,873
General and administrative	7,418	5,086
Restructuring and other	116	-
Total operating expenses	27,298	20,686

Operating loss	(3,572)	(2,107)
Interest income and other income (expense), net	(257)	(210)
Loss before provision for income taxes	(3,829)	(2,317)
Provision for income taxes	214	150

Net loss	$(4,043)	$(2,467)

Net loss per share - basic and diluted	$(0.08)	$(0.05)

Shares used in basic and diluted per share computation	50,709	45,944

CALLIDUS SOFTWARE INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except for percentages and per share data)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$98,525	$34,200
Short-term investments	2,766	2,766
Accounts receivable, net	38,178	41,623
Prepaid and other current assets	10,662	10,384
Total current assets	150,131	88,973

Property and equipment, net	20,645	18,755
Goodwill	46,420	46,970
Intangible assets, net	16,616	17,757
Deferred income taxes, noncurrent	399	440
Deposits and noncurrent assets	3,156	3,403
Total assets	$237,367	$176,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,918	$2,056
Accrued payroll and related expenses	8,112	9,051
Accrued expenses	12,418	16,868
Deferred income taxes	1,475	1,475
Deferred revenue	63,702	61,427
Capital lease obligations	889	1,001
Total current liabilities	90,514	91,878

Deferred revenue, noncurrent	8,692	10,195
Deferred income taxes, noncurrent	500	561
Revolving line of credit	10,480	10,481
Other noncurrent liabilities	4,618	4,709
Total liabilities	114,804	117,824

Stockholders’ equity:
Common stock	54	49
Additional paid-in capital	413,132	344,312
Treasury stock	(14,430)	(14,430)
Accumulated other comprehensive loss	(1,432)	(739)
Accumulated deficit	(274,761)	(270,718)
Total stockholders’ equity	122,563	58,474
Total liabilities and stockholders’ equity	$237,367	$176,298

CALLIDUS SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except for percentages and per share data)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,043)	$(2,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,387	1,152
Amortization of intangible assets	1,288	1,233
Provision for doubtful accounts	94	253
Stock-based compensation	4,817	2,292
Deferred income taxes	(59)	(311)
Release of valuation allowance	-	(149)
Loss on disposal of property and equipment	6	-
Amortization of convertible notes issuance cost	-	32
Net amortization on investments	5	8
Changes in operating assets and liabilities:
Accounts receivable	3,350	2,841
Prepaid and other current assets	(230)	(463)
Other noncurrent assets	247	(107)
Accounts payable	2,089	332
Accrued expenses	(781)	245
Accrued payroll and related expenses	(939)	(1,369)
Accrued restructuring and other expenses	-	(167)
Deferred revenue	772	2,114
Net cash provided by operating activities	8,003	5,469

Cash flows from investing activities:
Purchases of investments	-	(1,209)
Proceeds from maturities and sale of investments	-	3,750
Purchases of property and equipment (net)	(7,063)	(3,597)
Purchases of intangible assets	(234)	(112)
Acquisitions, net of cash acquired	-	(2,363)
Net cash (used in) investing activities	(7,297)	(3,531)

Cash flows from financing activities:
Proceeds from stock offering	64,370	-
Proceeds from issuance of common stock	1,581	1,190
Restricted stock units acquired to settle employee withholding liability	(1,959)	(1,347)
Payment of consideration related to acquisitions	(226)	(630)
Repayment of debt	-	(150)
Payment of principal under capital leases	(112)	(309)
Net cash provided by (used in) financing activities	63,654	(1,246)
Effect of exchange rates on cash and cash equivalents	(35)	35
Net increase in cash and cash equivalents	64,325	727
Cash and cash equivalents at beginning of period	34,200	28,295
Cash and cash equivalents at end of period	$98,525	$29,022

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(unaudited)
(In thousands, except for percentages and per share data)

	Three Months Ended
	March 31,
	2015	2014

Non-GAAP gross profit reconciliation

Gross profit	$23,726	$18,579

Gross margin	60%	60%
Add back:
Non-cash stock-based compensation	630	396
Non-cash amortization of acquired
intangible assets	641	559
Non-GAAP gross profit	$24,997	$19,534

Gross margin	63%	63%

Non-GAAP recurring revenue gross profit reconciliation

Recurring revenue gross profit	$20,535	$14,962

Recurring revenue gross margin	71%	67%
Add back:
Non-cash stock-based compensation	288	182
Non-cash amortization of acquired
intangible assets	631	547
Non-GAAP recurring revenue gross profit	$21,454	$15,691

Recurring revenue gross margin	74%	71%

Non-GAAP operating expense reconciliation:

Operating expenses	$27,298	$20,686
Subtract:
Non-cash stock-based compensation	(4,187)	(1,896)
Non-cash amortization of acquired
intangible assets	(418)	(310)
Patent litigation and settlement costs	(37)	(443)
Restructuring	(116)	-
Non-GAAP operating expenses	$22,540	$18,037

Non-GAAP operating income (loss) reconciliation:

Operating loss	$(3,572)	$(2,107)
Add back:
Non-cash stock-based compensation	4,817	2,292
Non-cash amortization of acquired
intangible assets	1,059	869
Patent litigation and settlement costs	37	443
Restructuring	116	-
Non-GAAP operating income	$2,457	$1,497

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentages and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Non-GAAP net income (loss) reconciliation:

Net loss	$(4,043)	$(2,467)
Add back:
Non-cash stock-based compensation	4,817	2,292
Non-cash amortization of acquired
intangible assets	1,059	869
Patent litigation and settlement costs	37	443
Restructuring	116	-
Interest expense on convertible notes	-	169
Amortization of convertible note issuance cost	-	32
Non-GAAP net income	$1,986	$1,338

Non-GAAP net income (loss) per share reconciliation:

Net loss per basic and diluted share	$(0.08)	$(0.05)
Add back:
Non-cash stock-based compensation	0.10	0.05
Non-cash amortization of acquired
intangible assets	0.02	0.02
Patent litigation and settlement costs	-	0.01
Restructuring	-	-
Interest expense on convertible notes	-	-
Amorization of convertible note issuance cost	-	-

Non-GAAP net income per diluted share	$0.04	$0.03

Basic and fully diluted shares reconciliation:

Basic shares	50,709	45,944
Add back:
Weighted average effect of dilutive securities	1,746	3,751
Diluted shares	52,455	49,695

CALLIDUS SOFTWARE INC.
FINANCIAL OUTLOOK
(unaudited)
(In thousands, except for percentages and per share data)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the Company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.

Three Months Ended
June 30, 2015
	GAAP	Non-GAAP

Total revenue	$40,400 - $41,400	$40,400 - $41,400
Operating income (loss) (a)	($3,000) - ($3,800)	$2,000 - $3,000
Net income (loss) per diluted share (c)	($0.06) - ($0.08)	$0.03 - $0.05

Twelve Months Ended
December 31, 2015
	GAAP	Non-GAAP

Total revenue	$162,000 - $167,000	$162,000 - $167,000
Operating income (loss) (b)	($5,500) - ($8,000)	$14,500 - $16,500
Net income (loss) per diluted share (c)	($0.19) - ($0.23)	$0.21 - $0.25

(a)
Estimated non-GAAP amounts above for the three months ending June 30, 2015 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1.0 - $1.2 million, estimated stock-based compensation expense of approximately $4.0 – $4.3 million, patent litigation costs and restructuring of approximately $100 - $300 thousand.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2015 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $3.7 –$4.4 million, estimated stock-based compensation expense of approximately $16.5- $18.5 million, patent litigation and restructuring costs of approximately $0.3 - $1.0 million.

(c)	Non-GAAP fully diluted share count is between 56.8 million and 58.3 million. GAAP share count is between 54.8 million to 56.3 million.